Exhibit 99.1

PAPA JOHNS APPOINTS RESTAURANT INDUSTRY VETERAN TODD PENEGOR AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Former Wendy’s CEO Brings Proven Record Growing Premium QSR Brand, Building Successful Teams and Forging Strong Franchisee Partnerships

LOUISVILLE, Ky. – August 1, 2024 -- Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced that its Board of Directors has appointed Todd Penegor as President and Chief Executive Officer, effective immediately. Mr. Penegor has also joined the Company’s Board of Directors. He succeeds Ravi Thanawala, who has served as Interim CEO since March 2024 and will continue in his role as Chief Financial Officer.

Mr. Penegor, most recently President and Chief Executive Officer of The Wendy’s Company, is a proven leader with 20 years of experience in the restaurant and consumer goods industries. During his tenure as President and Chief Executive Officer of Wendy’s, the company achieved substantial growth in sales, earnings and new restaurant counts, including the expansion of Wendy’s footprint to more than 7,000 restaurants worldwide and the 12th consecutive year of same-restaurant sales growth, among other achievements. Prior to Wendy’s, Mr. Penegor held key leadership roles at Kellogg Company and Ford Motor Company.

“Todd’s appointment as President and Chief Executive Officer successfully concludes an extensive search to identify a proven leader who has the experience, skills and vision to achieve the full potential of the Papa Johns brand and accelerate growth,” said Christopher Coleman, Chair of the Papa Johns Board of Directors. “Todd has an outstanding record of leading winning teams and scaling franchised operations globally through trusted partnerships, product innovation and digital transformation. He has also demonstrated his ability to effectively allocate capital, drive value and enhance profitability. We are excited to welcome Todd to Papa Johns and look forward to his contributions as we work to create significant, sustainable value for our shareholders and franchisees.”

“I am honored to serve as Chief Executive Officer of Papa Johns and work with the Board, our dedicated team members and franchisees to usher in the Company’s next chapter,” said Mr. Penegor. “By consistently delivering on the Better Ingredients. Better Pizza. Brand promise, Papa Johns already has the best pizza in the industry. I am committed to providing exceptional customer experiences across all of our offerings and touchpoints to ensure we unlock the full potential of Papa Johns’ differentiated market position. Papa Johns has an exceptional foundation in place, and I’m confident in our ability to win in the QSR space.”

Mr. Coleman continued, “On behalf of the Board of Directors, I thank Ravi for leading the Company during this transition period as Interim Chief Executive Officer over the past five months. We are grateful for his leadership and dedication to Papa Johns, and for his continued service as Chief Financial Officer.”

About Todd Penegor

Mr. Penegor served as President and Chief Executive Officer of The Wendy’s Company from 2016 to 2024, and as Wendy’s Chief Financial Officer from 2013 to 2016.

Prior to Wendy’s, Mr. Penegor held key leadership roles at Kellogg Company from 2000 to 2013, including President of U.S. Snacks, Chief Financial Officer of Kellogg Europe, Chief Financial Officer of Kellogg Snacks and Vice President, Global Financial Planning and Strategy.

Prior to Kellogg, Mr. Penegor worked at Ford Motor Company in various capacities within the Company’s finance organization from 1989 to 2000, supporting mergers and acquisitions, global joint ventures and treasury.

Mr. Penegor serves on the board of directors of Ball Corporation (since 2019) and Dutch Bros Inc. (since 2024). Mr. Penegor also formerly served on the board of directors of Perrigo Company.

He holds a Bachelor of Arts in Accounting, and a Master of Business Administration in Finance from Michigan State University.

About Papa Johns
Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,900 restaurants in approximately 50 countries and territories. For more information about the company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact

Media Contact:
Janelle Panebianco
Senior Director, External Communications
Papa John’s International
Janelle_Panebianco@papajohns.com

Investor Contact:
Stacy Frole
Vice President, Investor Relations
Papa John’s International
investor_relations@papajohns.com